CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Qurapps, Inc.

Gilboa 26 Street,

Pardes-Hanna, Israel

We hereby consent to the use of our audit report dated August 2, 2013 in this Registration Statement on Form S-1, with respect to the balance sheet of Qurapps, Inc. as of June 30, 2013, and the related statements of operations, stockholders’ equity and cash flows for the period from May 31, 2013 (date of inception) through June 30, 2013. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Goldman Accounting Services CPA, PLLC

Goldman Accounting Services CPA, PLLC

Suffern, New York

August 7, 2013